UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMERICAN EAGLE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada_________________________________________	20-0237026_________________________
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2549 W. Main Street, Suite 202 Littleton, Colorado_____	80120_____________________________
(Address of Principal Executive Offices)	(Zip Code)

AMERICAN EAGLE ENERGY CORPORATION 2012 EQUITY INCENTIVE PLAN AND CERTAIN NON-QUALIFIED STOCK OPTION AGREEMENTS
(Full title of the plan)

BRADLEY M. COLBY, 2549 W. Main Street, Suite 202 Littleton, Colorado 80120_________________
(Name and address of agent for service)

303-798-5235_________________________________________________________________________
Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per-share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per-share	3,121,456 820,556 1,732,988 975,000 40,000 150,000 Total: 6,840,0001	$0.92 [2](i) $0.22½ [2](ii) $0.74 [2](iii) $1.18 [2](iv) $1.20 [2](v) $1.21 [2](vi)	$5,718,775.74 [3]	$655.37

1 Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the 2012 Equity Incentive Plan and those certain non-qualified stock option agreements.

2 The fee is based on: (i) options for up to 3,121,456 shares granted under the 2012 Equity Incentive Plan at a per-share exercise price of 92 cents, an estimate made, in accordance with Rule 457 solely for the purposes of determining the registration fee, by taking the last sale reported on February 21, 2012, of the Registrant’s Common Stock as quoted on the OTC Bulletin Board and OTC Markets Group, Inc.’s OTCQB Tier; (ii) three options granted for up to 820,556 shares with a per-share exercise price of 22½ cents; (iii) four options granted for up to 1,732,988 shares with a per-share exercise price of 74 cents; (iv) eight options granted for up to 975,000 shares with a per-share exercise price of $1.18; (v) one option for up to 40,000 shares granted with a per-share exercise price of $1.20; and (vi) one option granted for up to 150,000 shares with a per-share exercise price of $1.21.

3 The proposed maximum aggregate offering price is based on the sum of (i) 3,121,446 shares underlying the options granted under the 2012 Equity Incentive Plan multiplied by the proposed maximum offering price per share of 92 cents; (ii) 820,556 shares underlying three options multiplied by the proposed maximum offering price per-share of 22½ cents; (iii) 1,732,988 shares underlying four options multiplied by the proposed maximum offering price per-share of 74 cents; (iv) 975,000 shares underlying eight options multiplied by the proposed maximum offering price per-share of $1.18; (v) 40,000 shares underlying one option multiplied by the proposed maximum offering price per-share of $1.20; and (vi) 150,000 shares underlying one option multiplied by the proposed maximum offering price per-share of $1.21.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (d) below are incorporated by reference into this Registration Statement. All documents filed by American Eagle Energy Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and any amendments thereto;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on April 12, 2011, May 26, 2011, September 28, 2011, November 21, 2011, November 30, 2011, December 16, 2011, December 20, 2011, January 4, 2012, February 7, 2012 and February 21, 2012, and any amendments thereto; and

(d) The description of the Registrant’s Common Stock contained in the Form 10SB Registration Statement filed with the Commission on August 18, 2004 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.502 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believe to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, Section 78.7502 of the NRS provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

II-1

Section 78.751 of the NRS provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Section 78.751 further provides that indemnification and advancement of expense provisions contained in the NRS shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Registrant's articles of incorporation limit the liability of its directors and officers to the fullest extent permitted by Nevada law. This is intended to allow the Registrant's directors and officers the benefit of Nevada law which provides that directors and officers of Nevada corporations may be relieved of liabilities for damages for breach of their fiduciary duties as directors and officers, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the willful or grossly negligent payment of unlawful distributions. The Registrant's bylaws provide for indemnification to the fullest extent permitted by Nevada law and permit the Registrant to advance expenses to its directors and officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Registrant.

The Registrant maintains officer and director liability insurance for its officers and directors with respect to liabilities arising out of certain matters.

Item 7. Exemption from Registration Claimed.

Not applicable.

II-2

Exhibit Number	Description of Exhibit
4.1	American Eagle Energy Corporation 2012 Equity Incentive Plan*
4.2	Non-qualified Stock Option Agreement, dated as of October 30, 2009, by and between the Registrant and Bradley M. Colby*
4.3	Non-qualified Stock Option Agreement, dated as of October 30, 2009, by and between the Registrant and John Anderson*
4.4	Non-qualified Stock Option Agreement, dated as of October 30, 2009, by and between the Registrant and Paul E. Rumler*
4.5	Non-qualified Stock Option Agreement, dated as of December 30, 2010, by and between the Registrant and Bradley M. Colby*
4.6	Non-qualified Stock Option Agreement, dated as of December 30, 2010, by and between the Registrant and Thomas G. Lantz*
4.7	Non-qualified Stock Option Agreement, dated as of December 30, 2010, by and between the Registrant and Steven Swanson*
4.8	Non-qualified Stock Option Agreement, dated as of December 30, 2010, by and between the Registrant and Richard Findley*
4.9	Non-qualified Stock Option Agreement, dated as of December 28, 2011, by and between the Registrant and Paul E. Rumler*
4.10	Non-qualified Stock Option Agreement, dated as of December 28, 2011, by and between the Registrant and John Anderson*
4.11	Non-qualified Stock Option Agreement, dated as of December 28, 2011, by and between the Registrant and Richard Pershall*
4.12	Non-qualified Stock Option Agreement, dated as of December 28, 2011, by and between the Registrant and Kirk Stingley*
4.13	Non-qualified Stock Option Agreement, dated as of December 28, 2011, by and between the Registrant and Zach Swanson*
4.14	Non-qualified Stock Option Agreement, dated as of December 28, 2011, by and between the Registrant and Polly Durden*
4.15	Non-qualified Stock Option Agreement, dated as of December 28, 2011, by and between the Registrant and Leslie Hager*
4.16	Non-qualified Stock Option Agreement, dated as of December 28, 2011, by and between the Registrant and Margot Hale*
4.17	Non-qualified Stock Option Agreement, dated as of January 3, 2012, by and between the Registrant and Jennifer Gorshing*

II-3

Exhibit Number	Description of Exhibit
4.18	Non-qualified Stock Option Agreement, dated as of January 17, 2012, by and between the Registrant and Britton James*
4.19	Non-qualified Stock Option Agreement, dated as of February 21, 2012, by and between the Registrant and Andrew P. Calerich (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed February 21, 2012)
5.1	Opinion of Baker & Hostetler LLP as to legality of the Common Stock being registered*
23.1	Consent of Baker & Hostetler LLP (included in Opinion filed as Exhibit 5.1 hereto)*
23.2	Consent of Kelly & Company, Independent Registered Public Accounting Firm*
24.1	Powers of Attorney (included at page II-6)*

*Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-4

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-5

 SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on this 24th day of February, 2012.

AMERICAN EAGLE ENERGY CORP.
By:
Name:	Bradley M. Colby
Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bradley M. Colby and Thomas G. Lantz or either one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 24, 2012 by the following person in the capacities indicated below.

Signature	Title

President, Chief Executive Officer and Director
Bradley M. Colby	(Principal Executive Officer)

Chief Financial Officer
Kirk Stingley	(Principal Accounting and Financial Officer)

Director
Richard Findley

Director
John Anderson

Director
Paul E. Rumler

Director
Andrew P. Calerich

II-6